                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                              AMENDED AND RESTATED
                        AGREEMENT AND PLAN OF MERGER OF
                               WILCOM CORPORATION
                   WITH AND INTO SYGNET COMMUNICATIONS, INC.

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into on August 19, 1996, by and between Wilcom Corporation ("Wilcom"), a corporation organized and existing under the laws of the State of Ohio, (Wilcom being hereinafter sometimes referred to as the "Merging Corporation") and SYGNET Communications, Inc. ("Sygnet"), a corporation organized and existing under the laws of the State of Ohio (Sygnet being hereinafter sometimes referred to as the "Surviving Corporation"), said two corporations being hereinafter sometimes referred to collectively as the "Constituent Corporations"; and

         WHEREAS, this Amended and Restated Agreement and Plan of Merger restates the Agreement and Plan of Merger between the parties dated July 17, 1996; and

         WHEREAS, the Board of Directors and Shareholders of each of the Constituent Corporations believe that a simplified corporate structure will be required to facilitate future expansion; reduce management, tax, audit, and legal expenses; and allow for more efficient management of the Constituent Corporations and their affiliated entities; and

         WHEREAS, the Board of Directors and Shareholders of each of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations that Wilcom be merged with and into Sygnet, with Sygnet being the Surviving Corporation, under and pursuant to the laws of the State of Ohio and on the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I
                                    MERGER

         1.1 Wilcom shall be merged with and into Sygnet in accordance with the laws of the State of Ohio. The separate corporate existence of Wilcom shall thereby cease, and Sygnet shall be the Surviving Corporation.

         1.2 The name that the Surviving Corporation is to have after the merger shall be "Sygnet Wireless, Inc."

         1.3 At the Effective Time (as defined in Section 2.1 below), the separate existence of the Merging Corporation shall cease. Except as herein otherwise specifically set forth, from and after the Effective Time the Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, to the extent consistent with its Articles of Incorporation, of the Constituent Corporations. All the rights, privileges, powers and franchises of the Merging Corporation, of a public as well as of a private nature, and all property, real, personal and mixed of the Merging Corporation, and all debts due on whatever account to them, including all choses in action and all and every other interest of or belonging to them, shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all such property, rights, privileges, immunities and franchises, of a public as well as of a private nature, and all and every other interest of the Merging Corporation shall be thereafter as effectually the property of the Surviving Corporation as they were of the Merging Corporation.

         1.4 From and after the Effective Time, the Surviving Corporation shall be subject to all the duties and liabilities of a corporation organized under the General Corporation Law of the State of Ohio and shall be liable and responsible for all the liabilities and obligations of the Constituent Corporations. The rights of the creditors of the Constituent Corporations, or of any person dealing with such corporations, or any liens upon the property of such corporations, shall not be impaired by this merger, and any claim existing or action or proceeding pending by or against either of such corporations may be prosecuted to judgment as if this merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in place of the Merging Corporation. Except as otherwise specifically provided to the contrary herein, the identity, existence, purposes, powers, franchises, rights immunities and liabilities of the Surviving Corporation shall continue unaffected and unimpaired by the merger.


                                   ARTICLE II
                       TERMS AND CONDITIONS OF THE MERGER

         The terms and conditions of the merger shall be as follows:

         2.1 The merger shall become effective, pursuant to Section 1701.78 of the General Corporation Law of the State of Ohio, at the close of business August 31, 1996 or when the Agreement and any other necessary documents are filed with the Ohio Secretary of State, whichever is later. The time and date of such effectiveness is referred to in this Agreement as the "Effective Time."

         2.2 Prior to the Effective Time, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effect the merger. If at any time after the Effective Time, the Surviving Corporation shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable in order to vest in, or confirm to, the Surviving Corporation full title to all of the property, assets, rights, privileges and franchises of the Constituent Corporations, or any of them, the officers and directors of the Constituent Corporations shall execute and deliver all such instruments and take all such further actions as the Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all such property, assets, rights, privileges, immunities and franchises, and otherwise to carry out the purposes of this Agreement and Plan.


                                  ARTICLE III
                   CHARTER AND BYLAWS; DIRECTORS AND OFFICERS

         3.1 Except as provided otherwise in Section 1.2, the Articles of Incorporation of Sygnet, as in effect immediately prior to the Effective Time, shall, after the merger, continue to be the Articles of Incorporation of the Surviving Corporation, and are not amended by this Agreement.

         3.2 The Code of Regulations of Sygnet, as in effect immediately prior to the Effective Time, shall, after the merger, continue to be the Code of Regulations of the Surviving Corporation. The Code of Regulations of Sygnet is not amended by this Agreement.

         3.3 The persons who are the Directors and officers of Sygnet immediately prior to the Effective Time shall, after the merger, continue as the Directors and officers of the Surviving Corporation without change, to serve, subject to the provisions of the Code of Regulations of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the laws of the State of Ohio and the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

                                   ARTICLE IV
                              CONVERSION OF SHARES

         4.1 The Surviving Corporation presently has issued and outstanding 187,782 shares of no par value Type A common stock ("Sygnet Type A Common"), 987,857 shares of no par value Type B common stock ("Sygnet Type B Common"), and 62,556 shares of no par value Type C common stock ("Sygnet Type C Common"); which shares of Sygnet Type A Common, Sygnet Type B Common, and Sygnet Type C Common are the only outstanding shares of the Surviving Corporation.

         4.2 Wilcom presently has issued and outstanding 500 shares of no par value Type A common stock ("Wilcom Type A Common") and 2,500 shares of no par value Type B common stock ("Wilcom Type B Common").

         4.3 At the Effective Time, each issued and outstanding share of Wilcom Type A Common shall be converted into approximately 8.72 shares of Sygnet Type A Common and each such issued and outstanding share of Wilcom Type B Common shall be converted into approximately 8.72 shares of Sygnet Type B Common. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Wilcom Type A Common or Wilcom Type B Common may, but shall not be required to, surrender the same to the Surviving Corporation for cancellation or transfer, and each such holder or transferee will be entitled to receive, respectively, certificates representing approximately 8.72 shares of Sygnet Type A Common or approximately 8.72 shares of Sygnet Type B Common for every one (1) share of Wilcom Type A Common or Wilcom Type B Common previously represented by the stock certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which prior to the Effective Time represented Wilcom Type A Common or Wilcom Type B Common, respectively, shall be deemed and treated for all corporate purposes to represent the ownership of approximately 8.72 shares of Sygnet Type A Common or approximately 8.72 shares of Sygnet Type B Common.
The exact results of this conversion are set forth in the chart below.



=======================================================================================================
         WILCOM SHAREHOLDERS                      CURRENT WILCOM SHARES        ISSUED SYGNET SHARES
                                          -------------------------------------------------------------
                                                     A                 B           A             B
- -------------------------------------------------------------------------------------------------------
  Lowry Stewart                                     10                 0           87            0
- -------------------------------------------------------------------------------------------------------
  Albert H. Pharis, Jr.                             20                100         175           872
- -------------------------------------------------------------------------------------------------------
  J.D. Williamson, II                               235                0         2,049           0
- -------------------------------------------------------------------------------------------------------
  W.P. Williamson, III                              235              1,175       2,049         10,246
- -------------------------------------------------------------------------------------------------------
  David Stewart                                      0                 50          0            436
- -------------------------------------------------------------------------------------------------------
  John Boydston                                      0               1,175         0           10,246
- -------------------------------------------------------------------------------------------------------
  TOTAL                                             500              2,500       4,360         21,800
=======================================================================================================

                                   ARTICLE V
                                 MISCELLANEOUS

         5.1 Notwithstanding anything herein to the contrary, the Board of Directors of any of the Constituent Corporations may, in their sole discretion and at any time prior to the filing with the Secretary of State of Ohio of the necessary Articles of Merger giving effect to the merger, by resolution duly adopted, abandon the merger if it shall deem such action necessary, desirable and in the best interests of the respective Constituent

Corporation. In the event of such determination and abandonment of this Agreement and Plan pursuant to the provisions of this Paragraph 5.1, the same shall become null and void and shall have no further effect. Such termination shall not give rise to any liability on the part of any of the Constituent Corporations or its Directors, officers or shareholders in respect of this Agreement and Plan.

         5.2 The Shareholders of Wilcom and Sygnet dissenting to the Agreement and Plan shall be entitled, pursuant to Sections 1701.84 and 1701.85 of the General Corporation Law of the State of Ohio, to be paid the fair value of their shares upon compliance with such statutory sections.

         5.3 This Agreement and Plan embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties between the parties hereto other than those set forth herein or herein provided for.

         IN WITNESS WHEREOF, this Amended and Restated Agreement and Plan of Merger has been signed by the duly authorized officers of the Constituent Corporations pursuant to the authorization by the Board of Directors and Shareholders of the Constituent Corporations, all as of the day and year first above written.

                             WILCOM CORPORATION

                             By:       /s/ W.P. WILLIAMSON, III
                                      ------------------------------------------


ATTEST:                      Title:    Chairman
                                      ------------------------------------------

 /s/ LYNN WILLIAMSON
- --------------------
Secretary



                             SYGNET COMMUNICATIONS, INC.

                             By:       /s/ ALBERT H. PHARIS, JR.
                                      ------------------------------------------



ATTEST:                      Title:    President
                                      ------------------------------------------

 /s/ LYNN WILLIAMSON
- --------------------
Secretary